Exhibit 10.3

BLOCKSIGHT HOLDINGS CO.

October 27, 2026

Sungmeen (Peter) Hong
544 Carroll Street

Brooklyn, NY 11215

Re: Employment Terms

Dear Sungmeen Hong:

Blocksight Holdings Co. (the “Company”), is pleased to offer you full-time employment in the exempt position of Chief Product Officer, effective as of October 27, 2026 (the "Effective Date"), in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by the Chief Executive Officer of the Company. You will report to Patrick Kim, the Chief Executive Officer of the Company, or such other individual as the Company may designate, and will work remotely, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the monthly rate of $29,166.67 (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

In addition to your base salary, you will receive a one-time signing bonus of $142,6501, payable at such time as is agreed upon by you and the Company, provided that the Company and Parent covenant to use commercially reasonable efforts to pay such signing bonus as soon as practicable following the Effective Date and in any event no later than sixty (60) days following the Effective Date, with an absolute outside limit not to exceed ninety (90) days following the Effective Date; and such payment obligation shall be absolute, unconditional, and not contingent upon the occurrence of, timing of, or amount of proceeds realized from any at-the-market equity offering, committed equity facility, or other equity or debt financing of Parent), and a bonus of $142,6502, payable on the six-month anniversary of the Effective Date, and a bonus of $142,650, payable on the twelve-month anniversary of the Effective Date. None of the foregoing payments shall be contingent upon your continued employment with the Company. Except for required tax withholding and any adjustment expressly permitted under Section 1.03 of the Merger Agreement, neither the Company nor Parent may set off, withhold, recoup, suspend, delay, or otherwise apply any amount payable under this letter against any alleged claim or obligation of yours.

[1]	Bonus payment subject to Section 1.03 Adjustment to Bonus Payments of the Merger Agreement.

[2]	Bonus payment subject to Section 1.03 Adjustment to Bonus Payments of the Merger Agreement.

You will also be entitled to the following retention bonuses, each contingent upon your continued employment with the Company through the applicable payment date:

●	A bonus of $213,975, payable on the twenty-four-month anniversary of the Effective Date; and
●	A bonus of $213,975, payable on the thirty-six-month anniversary of the Effective Date.

All bonuses are subject to required tax withholding and other authorized deductions.

In accordance with the New York Wage Theft Prevention Act, attached hereto as Exhibit C is the applicable notice. This notice provides you with further information concerning the Company, your compensation and the Company’s paydays. Please sign the notice acknowledging your receipt of the document at the same time you sign this offer accepting its terms.

OpenWorld, Inc. (the “Parent”) is issuing to you 74,314 shares of common stock of the Parent (the “Restricted Shares”) pursuant to the terms of that certain Restricted Share Subscription Agreement entered into between you and the Parent on the date hereof (the “Restricted Share Subscription Agreement”). Subject to your continued employment with the Company through the applicable vesting date, 1/15th of the Restricted Shares will vest on the twenty-second month anniversary of the date you commence employment and 1/15th of the total number of Restricted Shares will vest on each monthly anniversary thereafter.

You will be eligible to participate in any employee benefits and benefit plans that the Company, the Parent, or their respective affiliates make available to similarly situated full-time employees from time to time, subject to the terms and conditions of such plans.

You will be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with me in advance of accepting another position.

As a condition of employment, you will be required (1) to sign and comply with an Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 Immigration form attached hereto as Exhibit B and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form I-9 documentation); and (3) to provide satisfactory proof of your identity as required by U.S. law. A further condition of your employment is satisfactory completion of a credit and/or criminal background check.

By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

"Cause" shall mean any of the following, as determined in good faith by the Board of Directors or its designee and subject to the notice and cure provisions below: (i) your conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving fraud, material dishonesty, embezzlement, or your indictment for any such offense that is not dismissed within thirty (30) days; (ii) your willful misconduct, gross negligence, insubordination, or material neglect of duties, including any continued failure to substantially perform the duties of your position (other than due to illness, disability, or approved leave) or your failure or refusal to follow lawful written directives of the Board of Directors consistent with your position, which failure or refusal continues for thirty (30) days after written notice from the Company, specifying the conduct giving rise to such failure or refusal; (iii) your material breach of this letter, the Employee Proprietary Information and Inventions Assignment Agreement, the Restricted Share Subscription Agreement, or any material fiduciary duty owed to the Company or the Parent; (iv) any act of fraud, embezzlement, or material dishonesty by you in connection with your employment or your relationship with the Parent or any of their respective affiliates; (v) your material violation of any written policy relating to the code of conduct, harassment, discrimination, or workplace safety; (vi) your material unauthorized use or disclosure of confidential information or trade secrets of the Company, the Parent or any of their respective affiliates, or your willful refusal to cooperate with any bona fide internal or regulatory investigation; or (vii) any other conduct by you that is materially detrimental to the reputation, business, or operations of the Company, the Parent or any of their respective affiliates.

Notwithstanding any of the above, your employment with the Company is "at will" and may be terminated without Cause.3 This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

If you accept this offer, this letter and the Employee Proprietary Information and Inventions Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Employee Proprietary Information and Inventions Assignment Agreement or contrary to those contained in this letter or the Employee Proprietary Information and Inventions Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer.

[3]	Note to Employee: Despite the employment being at-will, if terminated without Cause, you will retain certain economic protections under the Restricted Share Subscription Agreement, including continued vesting of Restricted Shares and inapplicability of the Company's Repurchase Option, in each case subject to and in accordance with the terms of the Restricted Share Subscription Agreement. These protections do not apply to terminations for Cause or voluntary resignations.

This offer letter shall be interpreted and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and a duly authorized member of the Board of Directors.

(Signature Page Follows)

Please sign and date this letter, page 2 of the “Notice to Employee” and the Employee Proprietary Information and Inventions Assignment Agreement via DocuSign or similar signing software by October 27, 2026 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

Sincerely,

Blocksight Holdings Co.

By:	/s/ Gerard Hernandez

Name:	Gerard Hernandez

Title:	Authorized Signatory

Accepted by:

/s/ Sungmeen (Peter) Hong

Sungmeen (Peter) Hong

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

PARENT JOINDER AND UNCONDITIONAL GUARANTY:

OpenWorld, Inc. (“Parent”) hereby executes this offer letter agreement solely for purposes of this Parent Joinder and Unconditional Guaranty. Parent hereby irrevocably, absolutely, and unconditionally guarantees to Employee the prompt, full, and complete payment and performance by the Company of all compensation, signing bonuses, non-contingent cash installments, retention bonuses, severance, acceleration, and other obligations arising under or relating to this offer letter agreement, as and when the same become due and payable. This guaranty is a primary obligation and a guaranty of payment and performance, and not merely of collection, and Employee may enforce this guaranty directly against Parent without first proceeding against the Company.

OpenWorld, Inc.

By:	/s/ Gerard Hernandez
Name:	Gerard Hernandez
Title:	Chief Financial Officer
Date:	October 27, 2026

Exhibit A

Employee Proprietary Information and Inventions Assignment Agreement

Exhibit B

INS Form I-9

Exhibit C

New York Wage Theft Prevention Act Notice to Employee